       1                                                    Exhibit 10(d)

                       MCDONNELL DOUGLAS CORPORATION
                 SENIOR EXECUTIVE PERFORMANCE SHARING PLAN


I.     Plan Purpose

     The McDonnell Douglas Corporation Senior Executive Performance Sharing Plan is intended to provide an annual incentive whereby a significant portion of the selected executive's compensation is based on his or her efforts in achieving specified performance objectives established for a given Year. The Plan is designed to attract, motivate and retain key executives on a competitive basis in which total cash compensation levels are closely linked with accomplishment of the Company's financial and strategic objectives.

II.     Eligibility and Participation

     Within the first 90 days of each Year, the Committee shall identify, in writing, the key employees who will participate in the Plan for such Year. Additions to the Plan during a Year shall be made only in the event of an unusual circumstance, such as a new hire or promotion.

III.     Individual Maximum Target Awards

     Individual maximum target awards shall be established by the Committee for eligible employees. Target awards will be paid only upon the achievement of specific performance goals established by the Committee, in writing, within the first 90 days of each Year (or, in the case of a new hire or promoted individual added to the Plan during a Year, before 25% of such individual's service for the Company for the performance period established for the individual has elapsed). Such performance goals will be based on one or more of the following performance-based criteria:
return on assets, return on equity, return on capital, return on revenues, cash flow, additions to firm backlog as set forth each year in MDC's Annual Report to Shareholders, book value, McDonnell Douglas Corporation stock price performance, earnings per share of McDonnell Douglas Corporation stock, price earnings ratio, or total quality management score calculated generally in accordance with criteria and scoring procedures specified by the Malcolm Baldrige Foundation. Each of these performance criteria are to be specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, and may include or exclude specified items of an unusual or nonrecurring nature.

IV.     Discretion to Decrease Award

     The Committee, in its discretion, may cancel or decrease an earned target award, but may not under any circumstances increase such award.


V.     Maximum Award

     Notwithstanding any other provision of this Plan, the maximum target award a Participant may earn and receive in a Year is $3,000,000. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.



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VI.     Payments

     Before any payments are made under the Plan, the Committee must certify in writing that the performance goals justifying the payment of Plan Compensation have been met. The distribution of Plan Compensation shall be made in cash by the end of March following the Year.

VII.     Entitlements

     General Rule. To receive compensation from this Plan, the Participant must be an employee of the Company at the time of payment of Plan
Compensation as determined by the Committee, in its sole discretion. Exceptions to this rule shall be made in the cases of death, retirement, layoff, and disability as described in this Section. The Committee may also, in its sole discretion, permit other exceptions to this rule.

     Death, Retirement, Layoff and Disability. If a Participant dies, retires, is laid off, or becomes disabled during the Year, the amount earned shall be prorated and payment made by the end of March following the Year. If death, retirement, layoff or disability occurs after the close of a Year, but before payment is made, such event shall not affect calculations.

VIII.     Administration

     The Committee is authorized and empowered to administer the Plan; interpret the Plan; prescribe, amend and rescind rules relating to the Plan; and determine the rights and obligations of Participants under the Plan. The Committee may delegate certain of these activities, and all other matters as it solely determines. All decisions of the Committee shall be final and binding upon all parties including the Company, its shareholders, and its participants.

IX.     Miscellaneous

     No Contract or Guarantee of Continued Employment. Eligibility to participate in the Plan is not a guarantee of continued employment. The Plan does not constitute a contract of employment, and the Company specifically reserves the right to terminate a Participant's employment at any time with or without cause and with or without notice or assigning a reason.

     No Guarantee of Plan Compensation. Eligibility to participate in this Plan does not guarantee the payment of Plan Compensation. Participants who have accrued rights to Plan Compensation shall be general creditors of the Company and shall not have any interest in the income or assets of the Company.

     Assignments and Transfers. With the exception of transfer by beneficiary designation, will or by the laws of descent and distribution, rights under the Plan may not be transferred or assigned.

     Withholding Tax. The Company will deduct from all cash payments due a Participant taxes required by law to be withheld with respect to such payments.



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X.     Definitions

     Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for the purposes of this Plan:

     Board means the Board of Directors of McDonnell Douglas Corporation.

     Code means the Internal Revenue Code of 1986, as amended.

     Committee means the Management Compensation and Succession Committee of the Board or any such other Committee to which the Board has delegated the responsibility for administering the Plan. The Committee shall consist of three or more members of the Board who are "outside directors" as defined in Code Section 162(m) and the regulations thereunder.

     Company means McDonnell Douglas Corporation (MDC) and its Subsidiaries and Joint Ventures.

     Year means the fiscal year of the Company.

     Disability means disability according to the terms of the Salaried Long-Term Disability Insurance MDC-East Plan, the Salaried Long-Term Insurance MDC-West Plan or the Long Term Disability Insurance Plan for Salaried Employees (MDHC), as may from time to time be applicable with respect to the particular Participant.

     Joint Venture means any partnership designated by the Committee where the Company maintains 50% or more of the voting securities of the venture or any such lesser percentage as the Committee may determine, in its sole discretion.

     Layoff means a termination which is not for cause but rather is due to a permanent or indefinite reduction in the work force, including, but not limited to, the elimination of a Participant's position as a result of a facility closure, discontinuance or relocation of operations, acquisition, reorganization or sale (including the sale by the Company of a business unit, division, product line or functionally related group of assets).

     Participant means an eligible Company employee selected for plan participation in accordance with the procedures set forth in Section II.

     Plan means the McDonnell Douglas Corporation Senior Executive Performance Sharing Plan as set forth herein.

     Plan Compensation means the amounts earned for the Year as a consequence of the Plan.

     Retirement means retirement according to the terms of the Employee Retirement Income Plan of McDonnell Douglas Corporation -- Salaried Plan, as may be modified from time to time.

     Subsidiary means any corporation designated by the Committee in which the Company owns an equity interest.




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XI.     Governing Law

     The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Missouri, without giving effect to the principles of conflicts of law thereof.

XII.     Plan Amendment and Termination

     The Committee may, in its sole and absolute discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants. Notwithstanding the foregoing, no amendment to the Plan shall be effective which would increase the maximum award payable under
Section V, which would change the specified performance objectives for payment of awards under Section III, or which would modify the requirements as to eligibility for participation under Section II unless the stockholders of McDonnell Douglas Corporation shall have first approved such change. Under no circumstances may the Plan be amended to permit the Committee to increase the amount of the target award in contravention of the requirements of Section IV.

XIII.     Effective Date of the Plan

     This Plan shall be effective on the date it is approved by the shareholders of the Company which must occur within one year after approval by the Board. Any grant of Plan Compensation prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.